UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

 April 30, 2012 (April 30, 2012)

KEATING CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-53504	26-2582882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5251 DTC Parkway, Suite 1100 Greenwood Village, CO 80111
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 889-0139

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Keating Capital, Inc. (the “Company” or “Keating Capital”) announced today that its Board of Directors (the “Board”) has adopted a policy with respect to the third proposal contained in the Company’s 2012 Annual Meeting of Stockholders proxy statement (the “Proxy”).  In the third proposal, the Company is seeking stockholder approval to sell or otherwise issue up to 50% of the Company’s common stock at a price below the Company’s then current net asset value per share.

The new Board policy prohibits the Company from selling or issuing shares of its common stock at an offering price to the public per share which represents a discount to the then current net asset value per share of more than 15%. This policy was developed in response to feedback from stockholders and caps the maximum dilution percentage amount in connection with potential common stock offerings pursuant to the authority sought by the Company under the third proposal in the Proxy.  No change can be made to this policy without unanimous approval of the Company’s independent directors.

If approved, the authorization pursuant to the third proposal would be effective for a period expiring on the earlier of the one year anniversary of the date of the Company’s 2012 Annual Meeting of Stockholders or the date of the Company’s 2013 Annual Meeting of Stockholders.

A copy of the Company’s press release issued April 30, 2012, is attached as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.
Exhibit No.	Description

99.1	Press Release dated April 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 30, 2012	KEATING CAPITAL, INC.

		By:	/s/ Timothy J. Keating
Timothy J. Keating
President and Chief Executive Officer

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